Exhibit 99.1

For Immediate Release

FIRST NBC BANK HOLDING COMPANY ANNOUNCES 2014 SECOND QUARTER RESULTS

NEW ORLEANS (July 28, 2014) – First NBC Bank Holding Company (Nasdaq:NBCB), the holding company for First NBC Bank (“Company”), today announced financial results for the second quarter of 2014. For the quarter ended June 30, 2014, the Company reported net income available to common shareholders of $12.4 million, or $0.67 per share, as compared to $12.5 million, or $0.68 per share, for the first quarter of 2014, and $8.1 million, or $0.51 per share, for the second quarter of 2013. The Company’s earnings per share on a diluted basis were $0.65, $0.66, and $0.49 per diluted share, for the second quarter of 2014, first quarter of 2014, and second quarter of 2013, respectively.  This was a decrease of $0.01 per diluted share, or 1.1%, over the first quarter of 2014, and an increase of $0.16 per diluted share, or 31.6%, over the second quarter of 2013.

            For the six months ended June 30, 2014, the Company reported net income available to common shareholders of $24.8 million, or $1.34 per share, generating a return on average shareholders’ equity of 13.02% and a return on average assets of 1.50%.  For the six months ended June 30, 2013, the Company reported net income available to common shareholders of $15.7 million, or $1.09 per share, generating a return on average shareholders’ equity of 12.25% and return on average assets of 1.21%. For the six months ended June 30, 2014, the Company reported earnings per share on a diluted basis of $1.31 per diluted share compared to $1.06 per diluted share, for the prior year six month period, an increase of $0.25 per diluted share, or 23.6%.

Performance Highlights

•	The Company continues to experience strong asset growth, with total assets of $3.6 billion at June 30, 2014, an increase of 8.6% from December 31, 2013 and 17.9% from June 30, 2013.

•	The Company’s total loans increased $219.1 million, or 9.3%, from December 31, 2013 and $482.6 million, or 23.1%, from June 30, 2013.

•	The Company’s total deposits increased $226.7 million, or 8.3%, from December 31, 2013 and $443.9 million, or 17.7%, from June 30, 2013.

•
Net interest income for the second quarter of 2014 totaled $26.5 million, an increase of $1.7 million, or 6.9% over the linked quarter, and an increase of $7.3 million, or 37.9% over the second quarter of 2013.

•	The net interest margin for the quarter ended June 30, 2014 was 3.35%, an increase of five basis points on a linked-quarter basis, and an increase of 47 basis points from the second quarter of 2013.

•	The Company’s cost of deposits for the second quarter of 2014 was 1.55%, a decrease of two basis points on a linked-quarter basis, and a decrease of seven basis points from the second quarter of 2013.

Loans

The Company’s loans totaled $2.6 billion at June 30, 2014, an increase of $105.9 million, or 4.3%, from March 31, 2014, and $219.1 million, or 9.3%, from December 31, 2013. Loan growth continued to be driven primarily by increases in construction, commercial real estate and commercial loans due to favorable economic market conditions in the New Orleans trade area.  The increase in consumer loans was driven primarily by the Company’s seasonal tuition loan program.  The Company has experienced strong loan demand in the markets it services as evidenced by the increase in loans and its loan pipeline quarter over quarter.  The growth in the Company’s commercial loan portfolio was due in part to the growth in the oil and gas industry, specifically with respect to oil and gas service companies. With the exception of consumer lending, the Company expects these positive growth trends to continue through the remainder of 2014.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(dollars in thousands)	June 30, 2014	March 31, 2014	% Change	December 31, 2013	% Change
Construction	$289,382	$237,190	22.0%	$212,430	36.2%
Commercial real estate	1,178,199	1,145,380	2.9	1,128,181	4.4
Consumer real estate	126,368	122,005	3.6	117,653	7.4
Commercial	961,908	948,029	1.5	883,111	8.9
Consumer	21,227	18,359	15.6	16,402	29.4
Total loans	$2,577,084	$2,470,963	4.3%	$2,357,777	9.3%

Deposits

Total deposits at June 30, 2014 were $3.0 billion, an increase of $68.1 million, or 2.4%, from March 31, 2014, and $226.7 million, or 8.3% from December 31, 2013.  The increase was driven primarily by increases in noninterest-bearing demand deposits of $10.3 million, or 3.1%, and money market deposit accounts of $101.8 million, or 13.4%, from March 31, 2014.  The increase in noninterest-bearing demand deposits was primarily due to an increase in commercial customer deposits which has occurred with the expansion of the Company’s commercial lending.  The Company has experienced a shift by some customers from NOW accounts to money market deposits due to the Company lowering NOW account rates in the spring of 2014, especially in the lower balance tiers.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(dollars in thousands)	June 30, 2014	March 31, 2014	% Change	December 31, 2013	% Change
Noninterest-bearing	$340,716	$330,395	3.1%	$291,080	17.1%
NOW accounts	499,004	522,241	(4.4)	511,620	(2.5)
Money market accounts	862,583	760,765	13.4	655,173	31.7
Savings deposits	51,318	54,852	(6.4)	53,779	(4.6)
Certificates of deposits	1,203,898	1,221,183	(1.4)	1,219,155	(1.3)
Total deposits	$2,957,519	$2,889,436	2.4%	$2,730,807	8.3%

Investment in Tax Credit Entities

During the second quarter of 2014, the Company was notified by the Community Development Financial Institutions Fund (CDFI) of the U.S. Treasury that it did not receive an allocation of  Federal New Markets Tax Credits.  The lack of an allocation will not preclude the Company from investing in Federal New Markets Tax Credits projects and utilizing Federal New Markets Tax Credits allocations of other CDE’s as was common practice for the Company when it began its tax credit investment program.  The Company generates 50% of its total tax credit investment from Federal New Markets Tax Credits projects, which consists of 57% invested in outside CDEs and 43% invested in the Company’s CDE, and the remaining 50% is invested in federal Historic Tax Credits and Low-Income Housing Tax Credits.

Net Interest Income

Net interest income for the second quarter of 2014 totaled $26.6 million, an increase of $1.7 million, or 6.9%, from the linked-quarter and an increase of $7.3 million, or 37.9%, from the three month period ended June 30, 2013. The Company’s net interest margin was 3.35% for the quarter ended June 30, 2014, which was five basis points higher than the linked-quarter, and 47 basis points higher than the second quarter of 2013.  The five basis points increase in the net interest margin over the linked-quarter was due to an increase in the loan yield of six basis points, together with an increase in average loans of $0.1 million, and a decrease in the cost of interest-bearing liabilities of three basis points, which was primarily due to the decrease of two basis points in the cost of interest-bearing deposits.  The 47 basis point increase in the net interest margin over the same period in 2013 was due primarily to an increase of 17 basis points from the impact of the hedge, an increase of 12 basis points in average loans of $0.5 million, a decrease of seven basis points in the cost of interest-bearing deposits, and a decrease of 12 basis points in the cost of borrowings from the refinancing of $40.0 million of the Company’s long term borrowings during the latter part of the first quarter.  The Company expects these positive net interest margin trends to continue in 2014 due to the implementation of tiered pricing on all of its deposit products in the third and fourth quarters of 2013 as well as the tiered pricing of its certificate of deposit products, which are expected to reduce the average yield as they begin to mature in 2014.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	June 30, 2014		For the Three Months Ended March 31, 2014		June 30, 2013
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short- term investments	$53,592	0.20%	$29,961	0.20%	$111,676	0.21%
Investment in short-term receivables	213,262	2.62	237,514	2.89	146,195	2.63
Investment securities	372,932	2.56	369,966	2.58	370,110	1.80
Loans	2,537,666	5.28	2,414,495	5.22	2,049,860	5.16

Total interest-earning assets	$3,177,452	4.70	$3,051,936	4.67	$2,677,841	4.35

Interest-bearing liabilities:
Savings	$54,713	0.83	$53,219	0.81	$48,591	0.63
Money market deposits	804,232	1.37	711,261	1.41	375,824	1.52
NOW accounts	512,685	1.14	518,275	1.13	536,055	1.30
Certificates of deposit under $100,000	366,150	1.62	380,367	1.61	428,085	1.54
Certificates of deposit of $100,000 or more	644,632	1.93	658,374	1.94	641,438	1.91
CDARS®	202,345	2.19	178,935	2.19	170,551	2.21

Total interest-bearing deposits	$2,584,757	1.55	$2,500,431	1.57	$2,200,544	1.62
Fed funds purchased and repurchase agreements	108,498	1.52	82,931	1.49	70,603	1.54
Other borrowings	55,110	1.73	58,757	2.41	73,870	3.47

Total interest-bearing liabilities	$2,748,365	1.55	$2,642,119	1.58	$2,345,017	1.67

Net interest spread		3.15%		3.09%		2.68%
Net interest margin		3.35%		3.30%		2.88%

	For The Six Months Ended
	June 30, 2014		June 30, 2013
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short- term investments	$41,842	0.20%	$71,805	0.21%
Investment in short-term receivables	225,321	2.76	130,865	2.76
Investment securities	371,457	2.57	379,066	1.75
Loans	2,476,420	5.25	2,011,775	5.27

Total interest-earning assets	$3,115,040	4.68	$2,593,511	4.48

Interest-bearing liabilities:
Savings	$53,970	0.82	$47,456	0.63
Money market deposits	758,004	1.39	375,985	1.51
NOW accounts	515,465	1.13	504,811	1.31
Certificates of deposit under $100,000	373,219	1.62	428,502	1.56
Certificates of deposit of $100,000 or more	651,465	1.94	609,717	1.88
CDARS®	190,705	2.19	167,265	2.21

Total interest-bearing deposits	$2,542,828	1.56	$2,133,736	1.61
Fed funds purchased and repurchase agreements	95,785	1.51	64,829	1.45
Other borrowings	56,923	2.08	86,723	2.66

Total interest-bearing liabilities	$2,695,536	1.57	$2,285,288	1.65

Net interest spread		3.11%		2.83%
Net interest margin		3.33%		3.03%

Noninterest Income

Noninterest income for the second quarter of 2014 totaled $2.9 million, a decrease of $0.4 million, or 12.7%, compared to the first quarter of 2014, and an increase of $0.2 million, or 7.1% compared to the second quarter of 2013.  The decrease in noninterest income for the second quarter of 2014 compared to the linked-quarter  resulted primarily from the decrease of $0.3 million in income from sales of state tax credits, and $0.5 million in CDE fees earned.   During the first quarter of 2014, the Company recorded $0.6 million in income from sales of state tax credits, primarily related to the receipt of qualified equity investment authority from the State of Louisiana under the Louisiana New Markets Jobs Act in 2013.  The $0.5 million decrease in CDE fee income is due to the closing of several projects during the first quarter of 2014, as the Company recognizes its fee as each project closes; the fee is based on a percentage of the Federal New Markets Tax Credits allocation award.  The Company expects its CDE fee income to be lower during the third and fourth quarter of 2014 due to the Company not receiving an allocation of Federal New Markets Tax Credits.  The Company receives CDE fees on an annual basis for projects which are still within the compliance period.

Noninterest income increased $0.2 million, or 7.1%, compared to the second quarter of 2013.  The increase was driven by increases in all components of noninterest income, other than CDE fees, which experienced a decrease of $0.8 million.  The most significant components of noninterest income contributing to the increase were income from sales of state tax credits of $0.4 million and other noninterest income of $0.3 million.

Noninterest Expense

Noninterest expense for the three month period ended June 30, 2014 totaled $18.6 million, an increase of $1.2 million, or 7.1%, compared to the linked-quarter, and an increase of $3.4 million, or 22.3%, compared to three month period ended June 30, 2013. The increase over linked-quarter was due primarily to increases in tax credit amortization of $0.6 million and salaries and benefits of $0.5 million offset by a decrease in professional fees of $0.4 million.

The increase in noninterest expense compared to the second quarter of 2013 resulted primarily from increases in tax credit amortization of $1.3 million, salaries and benefits expense of $0.9 million, and taxes, licenses and FDIC assessments of $0.5 million.

Taxes

The Company’s tax benefit for the quarter ended June 30, 2014 was $4.8 million, a decrease of $0.2 million compared to the first quarter of 2014, and an increase of $0.6 million compared to the second quarter of 2013. The increase compared to the prior year second quarter was due to the increase in the Company’s investment in various tax credit programs.

The Company expects to experience an effective tax rate below the statutory rate of 35% due primarily to its receipt of Federal New Markets Tax Credits, Low-Income Housing Tax Credits and Federal Historic Rehabilitation Tax Credits.

Shareholders’ Equity

Shareholders’ equity totaled $409.2 million at June 30, 2014, an increase of $13.8 million from March 31, 2014. The increase was primarily attributable to the Company’s retained earnings over the period.

About First NBC Bank Holding Company

First NBC Bank Holding Company, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. The Company’s primary market is the New Orleans metropolitan area and the Mississippi Gulf Coast. The Company operates 32 full service banking offices located throughout its market and a loan production office in Gulfport, Mississippi and had 501 employees at June 30, 2014.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. Among other things, management utilizes a non-GAAP performance measure to adjust noninterest income to reflect the effect of the federal income tax credits generated from the Company’s investment in tax credit entities, offset by the direct costs associated with the tax credit investments, to derive at an adjusted income before income taxes non-GAAP measure.   Management believes this non-GAAP financial measure provides information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliation, provides a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators.  This non-GAAP measure should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies’ non-GAAP financial measure having the same or similar name.  A reconciliation of the non-GAAP financial measure disclosed in this press release to the comparable GAAP financial measure is included at the end of the financial statement tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.

The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year end December 31, 2013, and other reports and statements the Company has subsequently filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov).

For further information contact:
First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	June 30, 2014	December 31, 2013
Assets
Cash and due from banks	$38,660	$28,140
Short-term investments	24,790	3,502
Investment in short-term receivables	252,460	246,817
Investment securities available for sale, at fair value	280,991	277,719
Investment securities held to maturity	91,075	94,904
Mortgage loans held for sale	5,264	6,577
Loans, net of allowance for loan losses of $37,403 and $32,143, respectively	2,539,681	2,325,634
Bank premises and equipment, net	52,474	51,174
Accrued interest receivable	11,691	10,994
Goodwill and other intangible assets	8,132	8,433
Investment in real estate properties	11,394	10,147
Investment in tax credit entities	111,940	117,684
Cash surrender value of bank-owned life insurance	46,583	26,187
Other real estate	5,190	3,733
Deferred tax asset	61,256	51,191
Other assets	26,827	23,781
Total assets	$3,568,408	$3,286,617

Liabilities and equity
Deposits:
Noninterest-bearing	$340,716	$291,080
Interest-bearing	2,616,803	2,439,727
Total deposits	2,957,519	2,730,807
Short-term borrowings	-	8,425
Repurchase agreements	106,393	75,957
Long-term borrowings	55,110	55,110
Accrued interest payable	6,846	6,682
Other liabilities	33,365	27,777
Total liabilities	3,159,233	2,904,758

Shareholders’ equity:
Preferred stock
Convertible preferred stock Series C – no par value; 1,680,219 shares authorized; 364,983 shares issued and outstanding at June 30, 2014 and December 31, 2013	4,471	4,471
Preferred stock Series D – no par value; 37,935 shares authorized, issued and outstanding at June 30, 2014 and December 31, 2013	37,935	37,935
Common stock- par value $1 per share; 100,000,000 shares authorized; 18,554,499 shares issued and outstanding at June 30, 2014 and 18,514,271 shares issued and outstanding at December 31, 2013	18,554	18,514
Additional paid-in capital	238,241	237,063
Accumulated earnings	125,727	100,389
Accumulated other comprehensive loss, net	(15,755)	(16,515)

Total shareholders’ equity	409,173	381,857
Noncontrolling interest	2	2

Total equity	409,175	381,859

Total liabilities and equity	$3,568,408	$3,286,617

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands, except per share data)	2014	2013	2014	2013
Interest income:
Loans, including fees	$33,397	$26,356	$64,496	$52,551
Investment securities	2,378	1,661	4,730	3,292
Investment in short-term receivables	1,391	958	3,086	1,695
Short-term investments	27	59	42	76
	37,193	29,034	72,354	57,614

Interest expense:
Deposits	9,994	8,869	19,653	17,062
Borrowings and securities sold under repurchase agreements	649	910	1,303	1,611
	10,643	9,779	20,956	18,673

Net interest income	26,550	19,255	51,398	38,941
Provision for loan losses	3,000	2,400	6,000	5,000

Net interest income after provision for loan losses	23,550	16,855	45,398	33,941

Noninterest income:
Service charges on deposit accounts	498	462	1,057	960
Investment securities gain, net	56	-	56	306
Gain (loss) on assets sold, net	64	(15)	139	148
Gain on sale of loans, net	70	55	70	278
Cash surrender value income on bank-owned life insurance	237	172	396	350
Income from sales of state tax credits	728	335	1,761	790
Community Development Entity fees earned	196	975	875	1,328
ATM fee income	505	474	978	913
Other	579	280	960	492
	2,933	2,738	6,292	5,565

Noninterest expense:
Salaries and employee benefits	5,942	5,014	11,339	10,621
Occupancy and equipment expenses	2,684	2,437	5,268	4,965
Professional fees	1,511	1,577	3,410	2,993
Taxes, licenses and FDIC assessments	1,343	793	2,542	1,851
Tax credit investment amortization	3,377	2,104	6,204	3,891
Write-down of other real estate	20	61	186	113
Data processing	1,141	1,068	2,239	2,116
Advertising and marketing	556	512	1,134	969
Other	1,994	1,619	3,583	3,307

	18,568	15,185	35,905	30,826

Income before income taxes	7,915	4,408	15,785	8,680
Income tax (benefit) expense	(4,784)	(4,198)	(9,742)	(8,211)

Net income	12,699	8,606	25,527	16,891
Less net income attributable to noncontrolling interests	-	-	-	-

Net income attributable to Company	12,699	8,606	25,527	16,891
Less preferred stock dividends	(95)	(95)	(190)	(190)
Less earnings allocated to participating securities	(243)	(456)	(489)	(994)

Income available to common shareholders	$12,361	$8,055	$24,848	$15,707

Earnings per common share – basic	$0.67	$0.51	$1.34	$1.09

Earnings per common share – diluted	$0.65	$0.49	$1.31	$1.06

FIRST NBC BANK HOLDING COMPANY
EARNINGS PER COMMON SHARE

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands, except per share data)	2014	2013	2014	2013
Basic: Income available to common shareholders	$12,361	$8,056	$24,848	$15,707

Weighted-average common shares outstanding	18,526,705	15,912,118	18,518,078	14,482,871

Basic earnings per share	$0.67	$0.51	$1.34	$1.09

Diluted: Net income attributable to common shareholders	$12,361	$8,056	$24,848	$15,707

Weighted-average common shares outstanding	18,526,705	15,912,118	18,518,078	14,482,871
Effect of dilutive securities:
Stock options outstanding	384,672	346,431	391,094	264,079
Warrants	116,638	87,597	117,769	71,902

Weighted-average common shares outstanding – assuming dilution	19,028,015	16,346,146	19,026,941	14,818,852

Diluted earnings per share	$0.65	$0.49	$1.31	$1.05

FIRST NBC BANK HOLDING COMPANY
SUMMARY FINANCIAL INFORMATION

	For the Three Months Ended June 30,		%	For the Three Months Ended March 31,	%
(In thousands, except per share data)	2014	2013	Change	2014	Change

EARNINGS DATA
Total Interest income	$37,193	$29,034	28.1%	$35,161	5.8%
Total Interest expense	10,643	9,780	8.8	10,313	3.2
Net interest income	26,550	19,254	37.9	24,848	6.8
Provision for loan losses	3,000	2,400	25.0	3,000	-
Total noninterest income	2,933	2,738	7.1	3,359	(12.7)
Total noninterest expense	18,568	15,183	22.3	17,337	7.1
Income before income taxes	7,915	4,409	79.5	7,870	0.6
Income tax (benefit) expense	(4,784)	(4,198)	14.0	(4,958)	(3.5)
Net income	12,699	8,607	47.5	12,828	(1.0)
Preferred stock dividends	(95)	(95)	-	(95)	-
Earnings allocated to participating securities	(243)	(456)	(46.7)	(246)	(1.2)
Net income available to common shareholders	$12,361	$8,056	53.4	$12,487	(1.0)

AVERAGE BALANCE SHEET DATA
Total assets	$3,519,851	$2,907,773	21.0%	$3,366,096	4.6%
Total interest-earning assets	3,177,452	2,677,841	18.7	3,051,936	4.1
Total loans	2,537,666	2,049,860	23.8	2,414,495	5.1
Total interest-bearing deposits	2,584,758	2,200,544	17.5	2,500,431	3.4
Total interest-bearing liabilities	2,748,366	2,345,017	17.2	2,642,119	4.0
Total deposits	2,916,562	2,441,024	19.5	2,802,074	4.1
Total shareholders' equity	401,463	305,213	31.5	387,397	3.6

SELECTED RATIOS(1)
Return on average common equity	14.18%	13.48%		15.08%
Return on average equity	12.69	11.31		13.43
Return on average assets	1.45	1.19		1.55
Net interest margin	3.35	2.88		3.30
Efficiency ratio(2)	62.98	69.04		61.46
Tier 1 leverage capital ratio(3)	10.59	11.67		10.60
Total Tier 1 risk-based capital ratio(3)	11.68	13.78		11.80
Total risk-based capital ratio(3)	12.87	14.92		12.96

ASSET QUALITY RATIOS(1)
Nonperforming loans to total loans(4) (6)	0.85%	0.82%		0.81
Nonperforming assets to total assets(5)	0.76	0.79		0.69
Allowance for loan losses to total loans(6)	1.44	1.32		1.39
Allowance for loan losses to nonperforming loans(4)	170.45	161.55		172.99
Net charge-offs to average loans	0.03	0.21		0.03
_______________________________________
(1) With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2) Efficiency ratio is the ratio of noninterest expense to net interest income and noninterest income.
(3) Capital ratios are end of period ratios for First NBC Bank only.
(4) Nonperforming loans consist of nonaccrual loans and restructured loans.
(5) Nonperforming assets consist of nonperforming loans and real estate and other property that has been repossessed.
(6) Total loans are net of unearned discounts and deferred fees and costs.

FIRST NBC BANK HOLDING COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
IMPACT OF INVESTMENT IN FEDERAL TAX CREDIT PROGRAMS

	For the Three Months Ended
	June 30,	March 31,	June 30,
(in thousands, except per share data)	2014	2014	2013

Income before income taxes:
Income before income taxes (GAAP)	$7,915	$7,870	$4,409
Income adjustment before income taxes related to the impact of tax credit related activities (Non-GAAP)
Tax equivalent income associated with investment in federal tax credit programs(1)	11,284	10,544	8,529

Income before income taxes (Non-GAAP)	19,199	18,414	12,938
Income tax expense-adjusted (Non-GAAP)(2)	(6,500)	(5,586)	(4,331)

Net income (GAAP)	$12,699	$12,828	$8,607

Proforma income before investment in tax credit entities:
Income before income taxes (GAAP)	$7,915	$7,870	$4,409
Proforma interest income adjustment
Proforma interest income related to investment in tax credit entities(3)	1,466	1,526	1,042
Noninterest expense adjustment(4)
Tax credit investment amortization(5)	3,337	2,827	2,104
Other direct expenses(6)	622	286	199
Proforma income before income taxes (Non-GAAP)	13,340	12,509	7,754
Income tax expense-adjusted (Non-GAAP)(7)	(4,517)	(4,203)	(2,595)

Proforma net income (Non-GAAP)	$8,823	$8,306	$5,159

(1)	Tax equivalent income associated with investment in federal tax credit programs represents the gross amount of tax benefit from federal tax credits.
(2)	Income tax expense is calculated on the adjusted non-GAAP effective tax rate for the Company of 34%, 30% and 33%, respectively, for the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013.
(3)
Proforma interest income adjustment related to investment in tax credit entities is calculated based on the average investment in tax credit entities utilizing the average yield on loans had the investment in tax credit entities been invested in loans.

(4)
Noninterest expense adjustments related to the Company’s investment in federal tax credit programs are included as adjustments to income as if the Company had invested in loans instead of federal tax credit programs.  These expenses are directly related to the Company’s investment in federal tax credit programs. Noninterest expense adjustments for direct expenses related to the Company’s investment in federal tax credit programs exclude general and administrative costs associated with the Company’s investment in federal tax credit programs.

(5)	Tax credit amortization represents the amount of amortization associated with the investment in federal tax credit programs over the tax credit compliance periods.
(6)	Other direct expenses represent fees and expenses incurred as a result of the Company’s investment in federal tax credit programs.
(7)	Income tax expense is calculated on the adjusted non-GAAP effective tax rate for the Company of 34%, 30% and 33%, respectively, for the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013.